Exhibit 99.1

Newtek Business Services Corp. Reports Third Quarter 2018 Financial Results

Company Forecasts Paying Annual Cash Dividend of $1.84 per share in 2019

Lake Success, N.Y. - November 7, 2018 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and nine months ended September 30, 2018.

Third Quarter 2018 Highlights

•	Total investment income of $12.4 million for the three months ended September 30, 2018; an increase of 29.0% over total investment income of $9.6 million for the three months ended September 30, 2017.

•
Net investment loss of $(1.4) million, or $(0.08) per share, for the three months ended September 30, 2018, compared to a net investment loss of $(1.2) million, or $(0.07) per share, for the three months ended September 30, 2017.

•
Adjusted net investment income (“ANII”)[1] of $9.3 million, or $0.50 per share, for the three months ended September 30, 2018; an increase of 10% on a per share basis compared to ANII of $7.9 million, or $0.45 per share, for the three months ended September 30, 2017.

•	Net asset value (“NAV”) of $287.9 million, or $15.28 per share, at September 30, 2018; an increase of 1.3% over NAV of $15.08 per share at December 31, 2017.

•	Debt-to-equity ratio of 104.9% at September 30, 2018.

•
At September 30, 2018, proforma debt-to-equity ratio was 93.6% as a result of the settlement of government-guaranteed portions of SBA 7(a) loans sold prior to September 30, 2018, settling subsequent to the balance sheet date.

•	Total investment portfolio increased by 12.4% to $513.5 million at September 30, 2018, from $456.7 million at December 31, 2017.

Financial Highlights - Nine Months Ended September 30, 2018

•	Total investment income of $34.9 million for the nine months ended September 30, 2018; an increase of 22.3% over total investment income of $28.5 million for the nine months ended September 30, 2017.

•
Net investment loss of $(6.4) million, or $(0.34) per share, for the nine months ended September 30, 2018, compared to a net investment loss of $(5.0) million, or $(0.29) per share, for the nine months ended September 30, 2017.

Exhibit 99.1

•
ANII of $25.6 million, or $1.37 per share, for the nine months ended September 30, 2018; an increase of 8.7% on a per share basis, over ANII of $21.6 million, or $1.26 per share, for the nine months ended September 30, 2017.

2018 Dividend Payments and 2019 Dividend Guidance

•	The Company paid a third quarter 2018 cash dividend of $0.48 per share on September 28, 2018 to shareholders of record as of September 17, 2018.

•	On October 29, 2018, the Company declared a fourth quarter 2018 cash dividend of $0.50 per share, payable on December 28, 2018 to shareholders of record December 18, 2018.

•
The payment of the fourth quarter 2018 dividend is in line with the Company’s 2018 annual dividend guidance of $1.80 per share, which represents an approximate 9.8% increase over the 2017 annual cash dividend of $1.64 per share.

•	The Company forecasts paying an annual cash dividend of $1.84[2] per share in 2019, which would represent a 2.2% increase over the 2018 annual dividend of $1.80 per share.

SBA Loan Highlights

•
Newtek Small Business Finance, LLC (“NSBF”) funded $122.4 million of SBA 7(a) loans during the three months ended September 30, 2018; an increase of 18.1% over $103.6 million of SBA 7(a) loans funded for the three months ended September 30, 2017.

•
NSBF forecasts full year 2018 SBA 7(a) loan fundings of between $465 million and $485 million, which would represent an approximate 23% increase, at the midpoint of the range, over SBA 7(a) loan fundings for the year ended December 31, 2017.

•	Newtek Business Credit (“NBC”) and Newtek Business Lending (“NBL”), wholly owned portfolio companies, forecast full year 2018 SBA 504 loan closings of between $75 million and $100 million.

•	NBC and NBL forecast full year 2018 SBA 504 loan fundings of between $40 million and $50 million.

Subsequent Third Quarter Events

•
On November 5, 2018, the Company announced the pricing of its ninth and largest small business loan securitization with the offering of $108,551,000 of Unguaranteed SBA 7(a) Loan-Backed Notes, Series 2018-1, consisting of $82,876,000 of Class A Notes and $25,675,000 Class B Notes (collectively, the “Notes”), rated “A” and “BBB-”, respectively, by Standard and Poor’s Financial Services LLC.

•
The Company is in final negotiations to enter into an investment joint venture (the “JV”) with a global money manager to equally invest up to $100 million in the funding of non-conforming conventional commercial and industrial (“C&I”) loans.

•
The JV has entered into a letter of intent for a $100 million senior-secured revolving credit facility with an investment bank, with a $100 million accordion feature, allowing the JV to increase the borrowing available under the JV’s credit facility to $200 million, which will be used to finance and securitize non-conforming conventional loans.

•
Premier Payments LLC and Newtek Merchant Solutions, two of the Company’s wholly owned payment processing portfolio companies, expects to close a $35 million term loan and a $15 million revolving line of credit arranged by Webster Bank, which would reduce its interest spread over LIBOR by 350 basis points compared to the interest rate on the term loan with their existing lender.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely pleased to report yet another strong quarter, with double-digit year-over-year percentage growth in our ANII to $0.50 per share, exceeding analysts’ consensus estimates3 by $0.03 per share. We continued to experience strong demand for our loan products, receiving approximately $5.0 billion in loan referrals in the third quarter of 2018, close to double the amount we received during the same quarter one year

Exhibit 99.1

ago. We believe we are on track to receive between $18 billion and $19 billion in loan referrals in 2018, which would represent tremendous growth over the $10.8 billion in loan referrals we received in 2017. This strong referral growth in the third quarter, coupled with our continued technological and operational efficiencies in our lending process drove our SBA 7(a) loan fundings to $122.4 million in the third quarter of 2018, which brings our total year-to-date SBA 7(a) loan fundings through September 30, 2018 to $320.2 million. We are maintaining our forecast for the full year 2018 SBA 7(a) loan fundings of between $465 million and $485 million, which would represent an approximate 23% increase, at the midpoint of the range, over SBA 7(a) loan fundings for the year ended December 31, 2017. We expect to continue to experience growth in loan referrals in 2019, which we believe will positively impact the growth in our SBA 7(a) loans, SBA 504 loans, and non-conforming conventional C&I loans.”

Mr. Sloane continued, “As we previously reported, during the end of the third quarter we experienced pressure on the pricing on our sale of the guaranteed portions of SBA 7(a) loans, however we also demonstrated that our business model is not dependent on one income source. Our increased 7(a) loan originations and sales of guaranteed portions of the 7(a) loans during the quarter, coupled with the receipt of dividends from certain of our diversified portfolio companies contributed to our strong third quarter results. We endeavor to continue to invest in and grow our portfolio companies, with the goal of increasing their ability to make distributions to the Company. In addition, with our shareholders’ approval we are now able to increase our debt-to-equity ratio from 1:1 to 2:1, which we plan to do at a slow and measured pace. At September 30, 2018, our debt-to-equity ratio was 104.9%. Our proforma debt-to-equity ratio at September 30, 2018, however, was 93.6% as a result the settlement of government-guaranteed SBA 7(a) loans sold prior to September 30, 2018, settling subsequent to the balance sheet date.”

Mr. Sloane further stated, “We forecast paying an annual cash dividend of $1.84 per share in 2019, which would represent a 2.2% increase over the 2018 annual dividend forecast of $1.80 per share. Of note, our annual dividend payout has exceeded our initial dividend forecast for the past four years, and it is our goal to continue that trend. Given our recent initiatives to develop our non-conforming conventional lending program, we are pleased to be in final negotiations to enter into an investment JV with a global money manager which would equally invest up to $100 million, as well as the JV securing a term sheet for $100 million in financing with a $100 million accordion feature from an investment bank. We believe our non-conforming conventional loan program JV will have a positive impact on our 2019 performance.”

Mr. Sloane concluded, “On November 11, 2018, we are going to mark our four-year anniversary since repositioning ourselves as a BDC, and are extremely pleased with our growth and accomplishments since this conversion, all of which are attributable to our management teams’ tenacity, talent and drive to successfully effectuate our distinct business model, as well as the continued support of our shareholders.”

Investor Conference Call and Webcast

A conference call to discuss third quarter 2018 results will be hosted by Barry Sloane, Chairman and Chief Executive Officer, and Jennifer Eddelson, Chief Accounting Officer, tomorrow, Thursday, November 8, 2018 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

Exhibit 99.1

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.
The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, ANII does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

3Analyst Consensus Estimates

As per Bloomberg on November 2, 2018.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, The Newtek Advantage™, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are

Exhibit 99.1

intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $333,070 and $287,690, respectively; includes $236,225 and $265,174, respectively, related to securitization trusts)	$330,165	$278,034
SBA guaranteed non-affiliate investments (cost of $13,565 and $22,841, respectively)	14,862	25,490
Controlled investments (cost of $72,623 and $59,898, respectively)	167,460	153,156
Non-control/affiliate investments (cost of $1,000 and $0, respectively)	1,000	—
Investments in money market funds (cost of $9 and $9, respectively)	9	9
Total investments at fair value	513,496	456,689
Cash	2,646	2,464
Restricted cash	27,518	18,074
Broker receivable	39,259	8,539
Due from related parties	5,012	2,255
Servicing assets, at fair value	21,642	19,359
Other assets	12,888	12,231
Total assets	$622,461	$519,611

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$79,558	$—
Notes due 2022 (Note 7)	7,998	7,936
Notes due 2021 (Note 7)	—	39,114
Notes due 2023 (Note 7)	55,445	—
Notes payable - Securitization trusts (Note 7)	130,326	162,201
Notes payable - related parties	23,975	7,001
Due to related parties	184	—
Deferred tax liabilities	8,581	8,164
Accounts payable, accrued expenses and other liabilities	28,458	16,866
Total liabilities	334,525	241,282

Commitment and contingencies (Note 8)
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 18,849 and 18,457 issued and outstanding, respectively)	377	369
Additional paid-in capital	253,143	247,363
(Distributions in excess of)/undistributed net investment income	(6,842)	14,792
Net unrealized appreciation, net of deferred taxes	23,834	20,448
Net realized gains/(losses)	17,424	(4,643)
Total net assets	287,936	278,329
Total liabilities and net assets	$622,461	$519,611
Net asset value per common share	$15.28	$15.08

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In Thousands, except for Per Share Data)
	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Investment income
From non-affiliate investments:
Interest income	$5,925	$4,363	$16,602	$13,233
Servicing income	2,177	1,794	6,250	5,163
Other income	1,128	705	3,291	2,266
Total investment income from non-affiliate investments	9,230	6,862	26,143	20,662
From Non-control/affiliate investments
Dividend income	26	—	36	—
Total investment income from non-control/affiliate investments	26	—	36	—
From controlled investments:
Interest income	204	188	553	456
Dividend income	2,925	2,551	8,125	7,326
Other income	—	—	—	54
Total investment income from controlled investments	3,129	2,739	8,678	7,836
Total investment income	12,385	9,601	34,857	28,498
Expenses:
Salaries and benefits	5,469	4,776	15,559	14,407
Interest	4,110	2,986	11,414	8,133
Depreciation and amortization	122	107	358	292
Professional fees	642	605	2,169	2,054
Origination and servicing	1,983	1,433	5,756	4,086
Change in fair value of contingent consideration liabilities	6	(748)	23	(748)
Loss on extinguishment of debt	—	—	1,059	—
Other general and administrative costs	1,499	1,634	4,872	5,239
Total expenses	13,831	10,793	41,210	33,463
Net investment loss	(1,446)	(1,192)	(6,353)	(4,965)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	10,554	9,938	30,754	27,537
Net realized gain on non-affiliate investments - conventional loan	278	—	278	—
Net realized gain on controlled investments	—	—	52	—
Net unrealized (depreciation) appreciation on SBA guaranteed non-affiliate investments	(1,177)	1,151	(1,352)	1,201
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	4,057	(1,023)	6,751	238
Net unrealized appreciation (depreciation) on controlled investments	1,659	(500)	1,579	(2,243)
Change in deferred taxes	(444)	335	(417)	745
Net unrealized depreciation on servicing assets	(1,097)	(632)	(3,175)	(1,601)
Net realized and unrealized gains	$13,830	$9,269	$34,470	$25,877
Net increase in net assets resulting from operations	$12,384	$8,077	$28,117	$20,912

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In Thousands, except for Per Share Data)
	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net increase in net assets resulting from operations per share	$0.66	$0.46	$1.51	$1.22
Net investment loss per share	$(0.08)	$(0.07)	$(0.34)	$(0.29)
Dividends and distributions declared per common share	$0.48	$0.44	$1.30	$1.20
Weighted average number of shares outstanding	18,791	17,487	18,656	17,076

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended September 30, 2018	Per share	Three months ended September 30, 2017	Per share
Net investment loss	$(1,446)	$(0.08)	$(1,192)	$(0.07)
Net realized gain on non-affiliate investments - SBA 7(a) loans	10,554	0.56	9,938	0.57
Net realized gain on non-affiliate investments - conventional loans	278	0.01	—	—
Net realized gain on controlled investments	—	—	—	—
Loss on lease	(76)	(0.00)	(74)	(0.00)
Change in fair value of contingent consideration liabilities	6	0.00	(748)	(0.04)
Adjusted Net investment income	$9,316	$0.50	$7,924	$0.45

Note: Per share amounts may not foot due to rounding

(in thousands, except per share amounts)	Nine months ended September 30, 2018	Per share	Nine months ended September 30, 2017	Per share
Net investment loss	$(6,353)	$(0.34)	$(4,965)	$(0.29)
Net realized gain on non-affiliate investments - SBA 7(a) loans	30,754	1.65	27,537	1.61
Net realized gain on non-affiliate investments - conventional loans	278	0.01	—	—
Net realized gain on controlled investments	52	0.00	—	—
Loss on lease	(228)	(0.01)	(249)	(0.01)
Change in fair value of contingent consideration liabilities	23	0.00	(748)	(0.04)
Loss on debt extinguishment	1,059	0.06	—	—
Adjusted Net investment income	$25,585	$1.37	$21,575	$1.26

Note: Per share amounts may not foot due to rounding

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT TO EQUITY RATIO-PROFORMA AT SEPTEMBER 30, 2018

(in thousands)
Broker receivable, including premium income receivable	$39,259
Less: premium income included in broker receivable	(3,103)
Broker receivable	36,156

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$32,540

Proforma debt adjustments:
Total Senior Debt as of September 30, 2018	$302,167
Proforma adjustment for broker receivable as of September 30, 2018 as calculated above	(32,540)
Total proforma debt at September 30, 2018	$269,627

Proforma Debt to Equity ratio at September 30, 2018:
Total proforma debt	$269,627
Total equity	$287,936
Debt to equity ratio - proforma at September 30, 2018	93.6%